Exhibit 10.48

INDENTURE OF LEASE

THIS INDENTURE MADE AT BANGALORE is dated the date on which the lease is registered with the Indian State Government.

BETWEEN

INFORMATION TECHNOLOGY PARK LIMITED, a Company incorporated under the Companies Act, 1956, having its Registered Office at International Tech Park, Whitefield Road, Bangalore 560 066 hereinafter called “ITPL” (which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors in business and assigns) of the One Part, represented by its Authorised Signatory Mr.S.Chandrasekar;

AND

Synplicity Software India Pvt. Ltd., a Company incorporated under the Companies Act, 1956 having its registered Office at, Unit NO. 02, 3rd Floor, Innovator, International Tech Park, Bangalore, hereinafter called “the Lessee” (which expression shall unless repugnant to the context or meaning thereof be deemed to include its successors and permitted assigns) of the Other Part, represented by its Authorised Signatory Dr. H.V.Ananda.

W H E R E A S

1.	KIADB granted to ITPL a lease of land for a period of eleven years and thereafter to be converted into freehold, subject to fulfillment of certain conditions.

2.	On ITPL fulfilling the conditions KIADB executed a sale deed in respect of the property and granted a freehold title to ITPL.

3.	In accordance with the various permissions, ITPL has developed the said land by constructing on the said land inter alia several multi-storied buildings consisting of Office, Production, Commercial and Residential Units (hereinafter referred to as “the said buildings”) the entire development intended to be used for Electronics, Information Technology, Telecommunication, IT Enabled Services and other allied activities.

4.	The Lessee being eligible for allotment of a Unit in the International Tech Park and having evinced an interest in acquiring by way of Lease the Office Unit described in clause 1 herein below and ITPL is agreeable to lease such Office Unit to the Lessee.

5.	The Parties are now desirous of entering into this Indenture setting out the terms and conditions on which the Office Unit is to be taken on lease by the Lessee.

NOW THIS INDENTURE WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.0	UNIT DESCRIPTION:

1.1	Unit No. 01 & 02 having a super built up area of approximately 17,271.81 square feet situated on the Seventh floor of Navigator Building in International Tech Park, Sadarmangala / Pattandur Agrahara, Whitefield Road, Bangalore and demarcated on the floor plan annexed hereto as ANNEXURE 1 and shown surrounded by a red colour boundary line.

2.0	USAGE :

2.1	The Lessee shall use the Unit only for the purpose of IT/ITES and shall not use the same for any other purpose without the prior written consent of ITPL.

2.2

ITPL may, if it deems fit and subject to such terms and conditions as may be specified in writing, allow the change of or carrying on of additional activities, provided that the same are permitted by the terms of the Lease Deed dated 6th June 1995 executed between Karnataka Industrial Area Development Board (“KIADB”) and ITPL and the permissions granted to ITPL by Government bodies/authorities in connection with the IT Park.

2.3	The Lessee undertakes and represents that it has obtained all necessary permissions and approvals as required, to carry out its activities in the Unit and is legally competent to enter into this Indenture and shall be solely responsible and liable for the same.

3.	TENURE :

3.1	The Lease shall be for a fixed term of 3 years. The tenure of the Lease shall be as mentioned in Annexure – 2. The Lease shall commence on 15th January 2007 and ending on 14th January 2010.

4.	SPECIFICATIONS:

4.1	The specifications of the Unit are enclosed at ANNEXURE-3.

5.	CONSIDERATION :

5.1

Rental: The rent for the unit is Rs.45/- (Rupees Forty Five Only) per square foot per month. The monthly rent payable is Rs 7,77,231/- (Rupees Seven Lakhs Seventy Seven Thousand Two Hundred And Thirty One only). The rental is payable every month in advance on or before the 5th day of the month.

5.2	Refundable Security deposit: The Lessee shall deposit an interest free refundable security deposit equivalent to 12 months rental as and by way of security for the due observance and compliance of the terms and conditions of this Indenture/Byelaws. The amount of such deposit shall be as mentioned in ANNEXURE – 2. The Security Deposit shall be returned to the Lessee after reinstatement of the unit by the Lessee to its original condition (as was at the time of handover), subject to deduction of such sum as may be due and owing by the Lessee to ITPL under this Indenture including any damages caused to the unit. The Security deposit or such sum after making the necessary deductions shall be returned by ITPL to the Lessee, within a period of two weeks after handing over vacant, debonded and reinstated possession of the Unit. It is clarified that it shall be the obligation of the Lessee to reinstate the Unit to its original condition (normal wear and tear excepted).

5.4	Late payment: ITPL shall be entitled to charge interest at the rate 15% per annum or part thereof on all delayed payments under the terms of these presents, from the date the said amount is payable by the Lessee, till the date of payment of the said amount. However such interest shall not be charged unless a 30 days notice in writing has been given and the payment is still due by the lessee.

5.5	Stamp duty and Others: The Lessee shall pay stamp duty, registration charges and other costs and expenses incidental to the registration of this Indenture of Lease.

5.6	Payment Date: The rent shall be payable in advance without any deduction on or before the 5th day of every month. The rental for the first month from the date of lease commencement shall be payable in advance on a pro-rata basis for the remaining part of the month. All other amounts towards payment of electricity etc shall be paid within a period of 7 days from the date of billing.

5.7	Services Agreement : The Lessee shall enter into a separate Services Agreement with the ITPL or its assignee(s) in relation to the operation and maintenance of the common areas and the use of the car park.

6.	TERMINATION:

6.1	Subject to clause 5.4 above, ITPL shall be entitled to terminate the lease in the event the Lessee commits any breach of the terms of this Indenture. The liability to pay interest on delayed payments shall not affect ITPL’s right to terminate these presents or any other legal right that may accrue to ITPL as a result of such breach by the Lessee, including the right to claim damages. A failure by the Lessee to make payment of the amounts on the dates they are due, will be considered as breach of this Indenture and the consequences provided upon such breach shall follow.

6.2	In the event the rent and the amounts payable as provided in these presents and any increase therein, shall be in arrears for the period of 30 days after becoming due, or if the Lessee fails to observe and perform any of the covenants, terms and conditions, it shall be lawful for ITPL at any time thereafter to enter upon the said Unit or any part thereof with power to recover all the arrears of amounts payable as provided in these presents and thereupon the Lease shall absolutely be determined, but without prejudice to the other legal rights of ITPL in respect of the breach of any of the terms and conditions herein.

6.3	ITPL shall give a 30 days notice in writing to the Lessee before exercising the aforesaid right of re-entering. The notice shall require the Lessee to pay the amounts payable as provided in these presents or to make good the breach of the terms and conditions in respect of which the aforesaid right is intended to be exercised by ITPL and the failure by the Lessee to do so within 30 days from the date of receipt of such notice shall constitute a breach.

6.4	The Lock-in period is three years and in the event of premature termination Of Lease during the Lock-in period, the Lessee undertakes to pay the rental for the remaining period of the lease. However this shall not be applicable, in the event of premature termination being effected by ITPL .

7.	LESSEE’S RIGHTS AND COVENANTS :

The Lessee shall:

7.1	Be entitled to the use of the lifts, entrances, staircases, corridors passages and access to the building for the purpose of ingress and egress to and from the said Unit.

7.2	Upon the Lessee paying the rent and the amounts as provided in these presents and observing and performing the terms and conditions of these presents, the Lessee shall during the said Term, be entitled to quietly enjoy the said Unit without any interruption by ITPL or any person or persons claiming by from and under or in trust for it.

7.3	Maintain the Unit at the Lessee’s own cost in good and tenantable repair and condition from the date the possession of the Unit has been taken and shall not do or suffer to be done anything in or to the building in which the Unit is situated or with regard to the staircase, lift/s or any passages or Common Areas and facilities in the building in which the Unit is situated which may be against the rules and regulations of the concerned local body or any other Authority.

7.4	Not change/alter or make addition in or to the building in which the Unit is situated or in the Unit itself without the prior written consent of ITPL.

7.5	Not demolish or cause to be demolished the Unit or any part thereof nor cause any alteration in the elevation and outside colour scheme of the building in which the Unit is situated.

7.6	In the event of committing any act in contravention of the above provision, the Lessee shall be responsible and liable for the consequences thereof to the concerned local authority and/or other public authority and also under these presents.

7.7	In the event of generating any e-waste the Licensee shall be responsible to dispose all e-waste as per the statutory requirements and environment norms

7.8	Observe the terms and conditions of this Indenture of Lease and the provisions of the Bye-laws which are subject to change from time to time at the discretion of ITPL and otherwise abide by all such directions of ITPL and the management of the IT Park for administration and regulation of the IT Park.

7.9	On the expiration or sooner determination of these presents, the Lessee shall peaceably and quietly yield up peaceful and vacant reinstated possession of the said Unit in a state of good and tenantable repair and condition, reasonable wear and tear excepted.

7.10	Perform and observe all the obligations which the Lessee of the Unit may be liable to perform or observe during the tenure of the Lease.

7.11	In the event the Unit is bonded with Software Technology Parks of India/Customs/Appropriate Authority, it shall be the Lessee’s sole responsibility to de-bond the Unit and furnish the necessary Certificate to ITPL, prior to handing back the reinstated vacant possession of the Unit.

8.0	ITPL’S RIGHTS AND COVENANTS:

8.1	ITPL shall always be entitled to the balance Floor Area Ratio (FAR) in respect of the land on which the Unit is situated and the Lessee shall not have any interest in the same. In the event of the Floor Area Ratio (FAR) being increased or made transferable, development rights or the equivalent being available in respect of or on the said land, the same shall inure to the benefit of ITPL.

8.2	ITPL shall be entitled to make additions, raise storeys, construct additional blocks or structures as may be permitted and the same shall be the property of ITPL, which shall be free to dispose off the same and the Lessee shall not be entitled to object to such construction or disposition.

8.3	In the event of the Lessee failing to make any payment, ITPL shall be entitled to cease to provide the services set out in the Services Agreement and shall also be entitled to disconnect the electricity supply to the Lessee.

8.4	In the event of any default in payment of the above mentioned amounts and in the event the Lessee makes partial payments towards actual amounts outstanding, the amounts received shall be allocated as per ITPL’s discretion towards settlement/adjustment of various bills and it shall be ITPL’s prerogative to allocate the said amounts towards earlier bills

8.5	The entire IT Park including the said land, the buildings constructed thereon, the Facilities and Services, open spaces, Common Areas and Common Amenities and the specialized and distinctive services provided in the IT Park shall be controlled, maintained and managed by ITPL alone.

8.6	ITPL shall be entitled to lease, license, agree to lease, or sell other Units in the IT Park subject to such terms and conditions as ITPL may think fit and neither the Lessee nor the persons deriving title under the Lessee shall have the benefit of the right to enforce or to have enforced or to prevent the release or modification of any covenant, agreement or conditions entered into by the present or future tenant.

8.7	If the Lessee fails to observe any law, direction, order, notice or requirements of any Government or public body or Authority, ITPL may in its sole discretion perform the same and all expenses and costs incurred thereby shall be recoverable from the Lessee by ITPL.

8.8	ITPL shall not be liable to the Lessee for any loss, damage or inconvenience caused directly or indirectly and the Lessee shall not hold ITPL so liable.

8.9	ITPL shall be entitled to transfer, mortgage or dispose of its interest in the said Unit, provided that the same does not affect or prejudice the rights created in favour of the Lessee and the Lessee shall not be entitled to object to the same.

8.10	Holding Over Charges - If on or after expiry or early termination of the term of the Lease, Lessee fails to hand-over the vacant and peaceful possession of the Unit to the ITPL, the Lessee in that event shall be liable to pay a monthly holding over charge equivalent to double the amount of rent paid for the previous month in lieu of then prevailing Base Rent for the period it remains in possession of the Unit. ITPL shall however be entitled to avail its legal rights qua the premises against the Lessee irrespective of the payment of Holding over charges and such payment shall not entail any right, whatsoever to the Lessee, over the Unit. The status of the Lessee during the period of hold-over shall not be more than that of an illegal occupant.

9.	ARBITRATION:

9.1	All disputes and differences whatsoever which shall at any time hereafter (whether during the continuance of these presents or upon or after its discharge or determination) arise between the parties hereto in respect of, concerning or arising out of these presents and the Bye laws pursuant hereto shall be referred to the Arbitration of a Sole Arbitrator if the parties can agree upon one and failing that, the disputes shall be referred to an Arbitrator to be selected by the Lessee out of a panel of three names submitted by ITPL.

9.2	The Arbitration shall be conducted in accordance with and subject to the provisions of the Arbitration and Conciliation Act, 1996 or any statutory modification or re-enactment thereof for the time being in force. The Arbitration shall be held at Bangalore and shall be subject to the exclusive jurisdiction of the Courts at Bangalore.

10.	INSURANCE

10.1	The Lessee shall take out comprehensive third party insurance with respect to the Unit covering any act or omission by the Lessee and the Lessee shall pay the premium in respect of such insurance.

10.2	The Lessee shall take sufficient and adequate insurance cover with respect to the Unit and its assets and the Lessee hereby indemnifies ITPL against all claims made as the result of such act or omission by the Lessee.

11	INDEMNITY

11.1	The Lessee under all circumstances fully and effectually and effectively indemnifies ITPL against any and all claims, losses, injuries, liabilities, costs, expenses, damages, actions or proceedings whatsoever which may be made or taken against ITPL by any person or which may be suffered by ITPL arising out of any action or non action, accident or otherwise, or by any reason of the Lessee’s operations and use of the Unit and the various facilities.

12	FORCE MAJEURE

12.1	Notwithstanding anything to the contrary, in case of any violence, civil commotion, tempest, flood, earthquake, or any inevitable accident or any act beyond Lessee’s reasonable control causing damage to the Unit or the Building housing the Unit, or in the event of the Unit or the Building housing the Unit or any part thereof is sealed or prohibited to be used by any municipal / governmental/ judicial/ quasi-judicial or local authority resulting in the Lessee, being unable to use and enjoy the Unit for its business for a continuous period of 30 days and the same not being rectified by the ITPL within 30 days of the same arising, the Lessee shall be entitled to terminate this Lease, without penalty, by giving fifteen (15) days written notice to the ITPL without assigning any reason thereof.

13.	NOTICES:

13.1	All notices, to be served on either of the parties as contemplated by these presents and the Bye laws shall be deemed to have been duly served if sent to the party, by Registered Post A.D./Under Certificate of Posting/Facsimile/hand-delivery at the respective addresses specified below:-

The Lessee :

Synplicity Software India Pvt. Ltd.

Unit No. 02, 3rd Floor,

Innovator Building

International Tech Park Bangalore

Whitefield Road, Bangalore – 560 066

Cc:

Unit No.01 & 02, 7th Floor

Navigator Block

International Tech Park Bangalore

Whitefield Road, Bangalore – 560 066

ITPL :

Information Technology Park Ltd.

International Tech Park, Bangalore

Whitefield Road, Bangalore 560 066

14.	GOVERNING LAW:

14.1	This Indenture and the Bye laws shall in all respects be governed by the laws of India.

15.	GENERAL:

15.1	Words used in this Indenture will have the same meaning assigned to them in the said Bye Laws unless the context thereof requires to the contrary.

15.2	The terms and conditions laid down in the Bye-laws for the time being and from time to time in force are supplemental to those laid down herein and are for the purpose of carrying into effect the general terms of these presents.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE HEREUNTO SET THEIR HANDS AND SEAL ON THE DAY, MONTH AND YEAR FIRST HEREINABOVE WRITTEN.

for INFORMATION TECHNOLOGY	for SYNPLICITY SOFTWARE INDIA
PARK LIMITED	PVT LTD

AUTHORISED SIGNATORY	AUTHORISED SIGNATORY

WITNESSES:

1. _____________________________________

2. _____________________________________

Drafted by me

Advocate

ANNEXURE `1’

FLOOR PLAN OF UNIT 1 TO BE ATTACHED

ANNEXURE `2’

Lessee	SYNPLICITY SOFTWARE INDIA PVT LTD

Location	Navigator Building

Unit	01 & 02, 7th Floor

Area in Sq Feet	17,271.81 sft.

Rent Per sq.ft. in Rs. Per Month	45/-

Per Month	Rs.7,77,231/-

Lease Tenure	3 years i.e. 15th January 2007 to 14th January 2010

Total Security Deposit	Rs 93,26,772 /- (equivalent to 12 months rent) Rs.60,00,000/- received on 30th September 2006 Balance amount of Rs. 33,26,777/- to be paid on or before 31 December 2006

For Information Technology Park Ltd	For Synplicity Software India Pvt Ltd

Authorised Signatory	Authorised Signatory

ANNEXURE `3’

SPECIFICATIONS TO BE MENTIONED BY ITPL